Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Condor Hospitality Trust, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-180479 and 333-220182) on Form S-3 and (No. 333-212264) on Form S-8 of Condor Hospitality Trust, Inc. (the Company) of our report dated March 19, 2018, with respect to the consolidated balance sheets of Condor Hospitality Trust, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation (collectively, the consolidated financial statements), which report appears in the December 31, 2017 annual report on Form 10-K of Condor Hospitality Trust, Inc.

 (signed) KPMG LLP

McLean, Virginia
March 19, 2018